UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2021

SOW GOOD INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 N Union Bower Rd

Irving TX 75061

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (214) 623-6055

_________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	SOWG	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On January 27, 2021, Benjamin Oehler tendered his resignation, effective immediately, from the Board of Directors and the Audit Committee of Sow Good Inc. (the “Company”).

(d)

On January 27, 2021, following the resignation of Mr. Oehler, the Company appointed Chris Ludeman as a member of the Board of Directors of the Company effective immediately. Mr. Ludeman will stand for re-election at the Company’s next annual meeting. Mr. Ludeman has been named and has consented to serve on the Company’s Audit Committee, and has further accepted appointment as Chairperson of the Audit Committee. His appointment to the Board of Directors is not pursuant to any arrangement or understanding between Mr. Ludeman and any other person.

Pursuant to the Company’s Non-Employee Director Compensation Plan and Audit Committee Chairperson Compensation Plan, Mr. Ludeman will receive annual compensation of $25,000 and $15,000, respectively, to be paid in cash or common stock, at the Company’s election, beginning with his appointment and continuing on each subsequent October 1 thereafter. On January 27, 2021, the Company issued an aggregate of 6,400 shares to Mr. Ludeman under the Non-Employee Director Compensation Plan and Audit Committee Chairperson Compensation Plan, which represents the closing price of the Company’s shares on the OTCQB marketplace on January 27, 2021.

Pursuant to the Company’s 2020 Stock Incentive Plan (the “2020 Equity Plan”), Mr. Ludeman was also granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $6.25 per share, which represents the closing price of the Company’s shares on the OTCQB marketplace on January 27, 2021. These options will vest 20% as of January 27, 2022 and 20% each anniversary thereafter until fully vested. As a condition of accepting grants of stock options under the 2020 Equity Plan, Mr. Ludeman is required to enter into a Non-Qualified Stock Option Grant Agreement with the Company, a form of which was attached as Exhibit 99.2 to the Form 8-K filed with the Securities and Exchange Commission on February 26, 2020.

Background and Experience of Chris Ludeman

Chris Ludeman is Global President of Capital Markets for CBRE, the world’s leading commercial real estate services firm and one of the largest U.S.-based public companies. Mr. Ludeman drives the company’s advisory business for investors, including responsibility for equity sales, debt and structured finance and real estate investment banking, both globally and in the Americas. He serves as a member of the Global Operating Committee and the Americas Operations Management Board.

During his more than three decades in the real estate services industry and with CBRE, Mr. Ludeman has served in several key management roles, including serving as the president of various businesses including Brokerage, Transaction Management and Global Corporate Services. In these roles, Mr. Ludeman was responsible for all transaction units in the Americas as well as corporate outsourcing functions such as facilities management, project management, lease administration, transaction management and research and consulting. Prior to his national and international roles Mr. Ludeman served in several regional and local market leadership positions across the United States.

There are no family relationships between Mr. Ludeman and any other director or executive officer of the Company and no transactions in which Mr. Ludeman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOW GOOD INC.

	By:	/s/ Claudia Goldfarb
Claudia Goldfarb
Chief Executive Officer

Date: February 2, 2021

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